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                                                                    Exhibit 21.1

                        Subsidiaries of the Registrant

Town Pages UK Limited
Summerfields Publishing Limited
The Platinum Club Limited
Feature Boards Limited
WWW.CO.UK Limited
Morbria Limited
The Graphic Palette Company (Manchester) Limited
Review Marketing and Advertising Limited
Centrix Communications Limited
Buyersguide Limited
Research Sales, Inc.